UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Spiegel, John W.
   25 Park Place, NE
   Atlanta, GA  30303
2. Issuer Name and Ticker or Trading Symbol
   SunTrust Banks, Inc.
   (STI)
3. IRS or Social Security Number of Reporting Person (Voluntary)
   581575035
4. Statement for Month/Year
   October 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President, SunTrust Banks, Inc.
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |10/11/|M   |V|10,000            |A  |9.50       |                   |      |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/11/|F   |V|2,196             |D  |43.25      |68,304 shares      |D     |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |540 shares         |I     |Spouse                     |
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                           |      |    | |                  |   |           |76,492 shares      |I     |401(k)                     |
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                           |      |    | |                  |   |           |170,000 shares     |I     |(1)                        |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Option (2)            |9.50    |10/11|M   |V|10,000     |D  |11/10|11/10|Common Stock|10,000 |9.50   |            |   |            |
                      |        |/96  |    | |           |   |/87  |/97  |            |       |       |            |   |            |
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Option (2)            |        |     |    | |           |   |11/8/|11/8/|Common Stock|9,400  |10.56  |            |   |            |
                      |        |     |    | |           |   |88   |98   |            |       |       |            |   |            |
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Option (2)            |        |     |    | |           |   |11/14|11/14|Common Stock|8,800  |11.19  |            |   |            |
                      |        |     |    | |           |   |/89  |/99  |            |       |       |            |   |            |
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Option (2) (3)        |        |     |    | |           |   |8/8/9|8/7/2|Common Stock|33,000 |30.25  |51,200      |D  |            |
                      |        |     |    | |           |   |5    |005  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Restricted stock held under SunTrust Executive Stock Plan exempt Rule 16(b)3 and subject to certain vesting conditions. Restricted stock agreements contain tax withholding features allowing stock to be withheld to satisfy tax withholding
obligations.
(2) Granted pursuant to SunTrust Executive Stock
Plan.
(3) Non-qualified options contain a tax withholding feature allowing stock to be withheld to satisfy tax withholding obligations.
SIGNATURE OF REPORTING PERSON
/s/ John W. Spiegel by Raymond Fortin, Power of Attorney
DATE
November 8, 1996